Exhibit 99.1

Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert / Heilshorn & Associates
email: joeb@schiffnutrition.com	(212) 838-3777 / (415) 433-3777
www.schiffnutrition.com	email: KChapman@lhai.com

SCHIFF NUTRITION INTERNATIONAL APPOINTS GLENN SCHAEFFER TO BOARD

Salt Lake City, Utah, November 30, 2007: Schiff Nutrition International, Inc., (NYSE: WNI), today announced the appointment of Glenn Schaeffer, 54, to its board of directors effective December 1, 2007.  With the addition of Schaeffer, Schiff’s board has eight members.

Eric Weider, Chairman, stated, “Glenn has a long-standing interest in our business, having previously served on the board of the Company from 1997 to 2000, and we are delighted to welcome him back to the Schiff Nutrition International board.”

“Glenn’s extensive financial and operational experience in building world famous hotel and gaming brands, and in leading large business enterprises will be a tremendous asset for Schiff as we continue to focus on our long term goal of profitable branded growth,” said Bruce Wood, President and Chief Executive Officer.

“Schiff Nutrition has a long history as a leading developer and marketer of high quality, innovative products for the nutritional supplements industry,” Glenn Schaeffer stated. “Management has developed a strong team to support its brand building initiatives, and I look forward to contributing to the company’s efforts to execute its overall growth strategies.”

Schaeffer is co-founder, president and chief executive officer at Fontainebleau Resorts, headquartered in Las Vegas.  Fontainebleau Resorts owns the historic Fontainebleau Miami Beach and is building the Fontainebleau Las Vegas, a luxury casino hotel expected to open in late 2009.  Schaeffer also served as president and chief financial officer of Mandalay Resort Group, a leading company in the gaming industry, until its sale to MGM-Mirage in April 2005.  During his 22-year tenure at Mandalay, formerly Circus Circus Enterprises, Inc., Schaeffer set an industry record for financing new projects.  Schaeffer holds a BA and MA from the University of California at Irvine, an MFA from the Iowa Writers’ Workshop at the University of Iowa and an honorary Litterarum Doctor (Litt.D.) awarded by Victoria University in Wellington, New Zealand.  Schaeffer also founded the Black Mountain Institute, a humanities and social issues think tank, at the University of Nevada at Las Vegas.

About Schiff Nutrition
Schiff Nutrition International, Inc. develops, manufactures, markets and distributes branded and private label vitamins, nutritional supplements and nutrition bars in the United States and throughout the world.  To learn more about Schiff, please visit the web site www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based on management’s beliefs and assumptions, current expectations, estimates, and projections.  These statements are subject to known and unknown risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially.  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date hereof.  Schiff Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements.

Important factors that may cause these forward-looking statements to be false include, but are not limited to: the level of customer and consumer acceptance of Move Free Advanced; the inability to successfully implement marketing and spending programs behind our Move Free brand and other new branded products; the impact of raw material pricing, availability and quality (particularly relating to joint care products and ingredients from suppliers outside the United States, including China); the mix between branded and private label products; the ability to grow and/or maintain branded and private label sales; the inability to enforce or protect our intellectual property rights against infringement; the inability to achieve cost savings and operational efficiencies; the inability to increase operating margins and increase revenues; the inability to successfully grow our export business; dependence on individual products, product lines and the joint care category; dependence on individual customers; the impact of competitive products and pricing (including private label), particularly in the joint care category; market and industry conditions (including demand for products and level of trade inventories); the success of product development; the inability to obtain customer acceptance of new product introductions; changes in laws and regulations, litigation and government regulatory action in the United States and internationally; the possibility of product recalls; the inability or increased cost to obtain adequate product liability and general insurance; insurance coverage limitations and exclusions; adverse publicity, scientific research, litigation, regulatory proceedings and other media attention regarding the consumption of nutritional supplements, particularly regarding the joint care category; the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition; changes in accounting standards; and other factors indicated from time to time in the company’s SEC reports (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained  therein), copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's web site (www.sec.gov).  These risks and uncertainties should be carefully considered before making an investment decision with respect to shares of our common stock.

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